EXHIBIT 10.6 - ENGINE LEASE AGREEMENT - LOGISTIC AIR (Redacted)

AIRCRAFT ENGINE LEASE AGREEMENT

BETWEEN

LOGISTIC AIR, INC.,

Lessor,

And

BALTIA AIRLINES, INC.,

Lessee

Dated as of January 15, 2010

Four Used Pratt & Whitney JT9D-7A Series Engines

Bearing Engine Serial Numbers:

662288
663073
685609
686089

For Installation on N705BL

THIS AIRCRAFT ENGINE LEASE AGREEMENT ("Lease") is made this 15th day of January, 2010 by and between LOGISTIC AIR, INC. ("LESSOR") with offices at 564 Wedge Lane, Fernley, NV 89408 and BALTIA AIRLINES, INC. ("LESSEE") with its principal place of business at JFK International Airport, Terminal 4 Room 2089, Jamaica, NY 11430.

In consideration of the rental, covenants, agreements and mutual promises herein contained, Lessor and Less hereby agree as follows:

1. TERM OF THIS LEASE AGREEMENT

The term of this Lease will commence on February 1, 2010 and will continue thereafter for two (2) years.

2. ENGINE LEASE: TERMS

a. Lessor will lease aircraft engines to Lessee, all upon the terms and conditions hereof. This Engine Lease will be for four Pratt & Whitney JT9D-7A engines bearing Engine Serial Numbers 66228, 663073, 685609 and 686089, engines shall be in complete QEC engine configuration (as such term is used in the Pratt & Whitney IPC manual applicable to such engine model}, including accessories, appurtenances, appliances, parts and other items installed thereon and all parts a attachments thereto (collectively the "Engine or Engines"). Engine records generated by Less during the Lease Term, shall become part of the "Engine or Engines". Lessor may provide substitute engines at its discretion.

b. The Lease term shall commence on February 1st, 2010. If any Engine, which is a part of this Lease extends beyond the expiry date of this Agreement, such engine will continue in effect in accordance with the terms and conditions of this Agreement until said engine is returned. Notwithstanding the expiration of a Lease Term, all of the obligations of Lessee under the Lease shall continue until such time as the Engine is returned to Lessor in accordance with the terms of this Agreement.

c. Lessee will forthwith redeliver the Engine to Lessor upon the expiration or earlier termination of the Lease Agreement.

d. Lessee shall be responsible for any and all expenses related to the use of the engines from the time of delivery until the time it is re-delivered to Lessor.

3. DELIVERY, INSPECTION, ACCEPTANCE AND INSTALLATION

a. Lessor will deliver the Engines to Lessee on the Delivery Date at Delivery Location (as specified Exhibit A), upon acceptance of Engines by Lessee (execution of Exhibit B), Lessor will make arrangements for the transportation of the engines to Evergreen Air Center Marana Arizona shipping cost of engines shall be billed to Lessee. At the time of Delivery, the Engines will have return to service maintenance release tag affixed to them. Lessor will also provide to Lessee P& Engine Maintenance Manual and Illustrated Parts Catalogue. Upon execution of Exhibit B Lessee, risk of loss, damage to or destruction of the Engines shall transfer from Lessor to Less and, except as otherwise provided herein, such risk shall remain with Lessee until the Engines ha been redelivered by Lessee to Lessor in accordance with the terms of this Agreement.

b. Lessee will deliver to Lessor a receipt for the Engines substantially in the form of Exhibit B, duly executed by an authorized representative of Lessee upon delivery of such Engines, the execution of this Exhibit is acknowledgment by Lessee of the engines having been delivered in Serviceable Condition.

c. Delivery by Lessor is subject to the following conditions precedent:

i. Receipt by Lessor of the Initial Payment required by Section 4.b and receipt of Security Deposit as specified by section 4 iv. below;
ii. Satisfactory accomplishment of item 3i below; and
iii. Receipt by Lessor of the insurance certificates required by Section 14 below.

d. Lessee may conduct a visual (including borescope) inspection of the Engines prior to execution Exhibit B, in order to assess whether the Engines are acceptable to Lessee. If Lessee installs operates any Engine or does not notify Lessor that an Engine is not acceptable to Lessee prior execution of Exhibit B, it will be conclusively deemed that Lessee has accepted the Engine, with recourse to reject such engine. Any Engine rejection shall be by written notice to Lessor detailing the reason for rejection, which must be a valid reason affecting the airworthiness of the engine. the event of such rejection, Lessee will hold the Engine pending shipping instructions from Less at which time Lessee will ship the Engine to Lessor's designated location at Lessor's sole expense solely if a valid reason exists for engine rejection. Upon receipt of the Engine by Lessor, following rejection by Lessee, the Lease with respect to such Engine will terminate, and a replacement engine maybe provided through a separate agreement to be executed by both parties, the deposit for the rejected engine shall be returned to Lessee if a replacement engine is not provided, in such an event neither party will have any further liability to the other for the specific rejected engine.

e. Throughout the lease period within forty eight (48) hours after removal or installation of an Engine on N705BL, Lessee will notify Lessor of such an occurrence.

f. Lessee represents and warrants to Lessor that each lessor, lender, or any other party having interest in N705BL has authorized such installation and has acknowledged to Lessee in writing t such lessor, lender, or other party will acquire no right, title, or interest in and to such Engine reason of such installation.

g. Prior to installation on N705BL, Lessee will furnish Lessor assurances in the form of Exhibit E, from each owner, lessor, mortgagee and lienholder holding any right, title, or interest in the aircraft up which the Engine is to be installed.

h. It is acknowledged that the engines may only be installed on N705BL, and may not be installed any other aircraft, without the prior to written consent of Lessor.

i. Lessee shall place Lessor as secured lien-holder on N705BL, such Lien shall be released upon t obligations of Lessee being met under this agreement.

4. CHARGES, PAYMENTS, MINIMUM GUARANTEES AND DEPOSITS

a. During the term hereof and until the Engines are returned to LESSOR in the Return Condition ( described in Article 18) required under this Lease, LESSEE shall pay LESSOR the following i. Minimum Guaranteed utilization shall be as follows for each engine:

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH
THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

ii. the hourly utilization rate for each hour of engine utilization is

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THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

commencing with the Delivery Date specified in exhibit A and continuing until the return of the Engine in accordance with the terms of this Agreement;

iii. the payment for cycle ratio usage shall be

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH
THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

except when such flight occurrences are flights which are diverted to alternate airports by Air Traffic Control. Cycle ratio means with respect to the engines, any combination of a take off and next subsequent landing of the Aircraft which the engines are installed on. The ratio shall calculated by dividing the flight hours of said flight leg by the cycles of said flight leg.

iv. the Security Deposit shall be as listed below and as specified in exhibit A

(a) The Security Deposit shall consist of

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH
THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

per engine. The Security Deposit shall be held by Lessor as security for the due and punctual payment by Lessee of all amounts payable by it, and the due and punctual performance by Lessee of all of its obligations, hereunder and under any other agreement between Lessor and Lessee. The Security Deposit is not be used by Lessee in lieu of any payment obligations under the Lease. Lessee hereby assigns, transfers and pledges to Lessor, and hereby grants to Lessor a first-priority security interest in, the Security Deposit to secure such payment a performance. No interest shall be paid on the Security Deposit, and the security deposit maybe commingled with Lessors other funds. If an Event of Default (as hereinafter defined) shall occur and be continuing, then in addition to any other rights Lessor may have under applicable law as a secured party or otherwise under this Agreement or any other agreement, Lessor may set off against, use, apply or retain all or any portion of the Security Deposit in full or partial payment for amounts payable by Lessee under this Agreement or any other agreement for amounts necessary to compensate Lessor for its expenses arising connection with such Event of Default. In such event, Lessee shall replenish the Security Deposit immediately upon written notice from Lessor.

(b) So long as no Event Of Default shall have occurred and be continuing, the portion, if any, of the Security Deposit that has not previously been used applied, or set off against, as provided for in this Agreement, shall be returned Lessee by wire transfer of immediately available United States Dollars to account of Lessee, specified in writing by Lessee to Lessor, (a) on the date which is no later than 15 Business Days (as defined below) after and excluding the day upon which the Engine is returned to Lessor in accordance with this Agreement the date upon which Lessor has been paid all amounts required to be paid under and as provided in, this Agreement. As used herein, "Business Day" means an day (other than a Saturday or Sunday) on which banks at the Lessor's an Lessee's corporate office locations are open for business.

b. Prior to Delivery of the Engines, Lessee will pay Lessor an initial payment ("Initial Payment consisting of the first months utilization and the Security Deposit and estimated cycle ratio usage f the first thirty (30) day period of the Lease. Thereafter Lessee shall pay to Lessor five (5) days prior to the start of each month the monthly guaranteed utilization hours in advance. Lessee shall also pay utilization Rent above pre-paid guaranteed utilization to Lessor within three (3) days after the end of the monthly utilization cycle. Any other invoices submitted by Lessor to Lessee shall be pa within three (3) days of submission.

c. All payments will be made by bank transfer of immediately available funds in U.S. Dollars to the account of Lessor at:

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH
THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

d. Within ten (10) days after a request by either party, but not more frequently than once every thirty (30) days during the Lease, and within ten (10) days after redelivery of the Engines to Lessor, the parties will reconcile all charges under such Lease. Lessee will then promptly pay Lessor a payment deficiency and, provided Lessee is not in default hereunder, Lessor will then pay Less any payment excess. on the first of each month Lessee shall provide a report to Lessor showing the flights accomplished by the engines, listing the hours and cycles of said flights for the previous month.

e. Lessee shall pay to Lessor, upon demand, to the extent permitted by applicable law, interest any installment of Rent not paid when due under the Lease hereunder, for any period for which any of the same is overdue (without regard to any grace period) at an annual rate of

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH
THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

f. All of LESSEE'S interest in and to any Rental paid in advance, any Security Deposits and an other monies or assets held or possessed by LESSOR are hereby pledged to LESSOR, a LESSEE hereby grants a general lien on and a security interest in such monies and assets LESSEE in the possession of LESSOR as security for the performance of this Lease without liability for interest thereon to LESSEE, further more Lessee shall allow LESSOR to place a Lien on Aircraft N705BL which the engines are to be installed on, the Lien is to secure LESSOR ownership interest in its Engines and Lessees performance of its payment obligations under the agreement.

g. In the event Lessee does not return an Engine to Lessor in the condition required under the Lease following the expiration of the Lease Term or termination of such Lease by Lessor accordance with the terms hereof, the obligations of Lessee under the Lease shall continue however, such continued use and holding over of the Engine by Lessee shall not be considered renewal of the Lease Term or a waiver of any right of Lessor under the Lease. During such period after the expiration or termination of the Lease (the "Holdover Period"), Rent shall continue to be paid by Lessee to Lessor albeit at the rate of

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH
THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

All other terms and conditions of this Lease shall remain in full force and effect until redelivery of the Engine in the condition required under the Lease

5. COMPLIANCE WITH LAWS: LESSEE'S REPRESENTATIONS AND WARRANTIES

Lessee hereby represents and warrants that:

a. The Engines will be used and operated solely in compliance with all statutes, laws, ordinances, rules and regulations of any Federal, state or local governmental body, agency, or authority of the United States of America;

b. Lessee shall procure and maintain in effect all licenses, registrations, certificates, permits, approvals and consents required by any laws or by the United States Federal Aviation Administration or other agencies or authorities in connection with the delivery, installation, use and operation of the Engines;

c. The Engines will at all times be and remain in the possession and control of Lessee and no other parties;

d. The leasing of the Engines from Lessor by Lessee, the execution and delivery of Lease Agreement and the compliance by the Lessee with the terms thereof, and the payments and performance by Lessee of all of its obligations thereunder will not violate or constitute a breach of any provision law, any order of any court or other agency of government, or any indenture, agreement or other instrument to which Lessee is a party;

e. Neither the execution and delivery of any Lease by Lessee, nor the payment and performance by Lessee of all of its obligations hereunder and thereunder, requires the consent or approval of, the giving of notice to, or the registration, filing or recording with, or the taking of any other action respect of, any Federal, state, local or foreign government or governmental authority or agency or any other person; and

f. No action, including any filing or recording of any document, is necessary or advisable in order to establish and perfect Lessor's or any assignee's title to and interest in the Engines as against ay third parties in any applicable jurisdiction.

Further, Lessee acknowledges the following: The commodities leased hereunder are subject to US export control regulations. They may not be re-exported to any restricted destination, or transferred to restricted end-user without authorization from the US Government. Re-exports to (i) US embargo destinations, (ii) entities involved in a restricted chemical and biological weapons or nuclear and missile proliferation activity, or (iii) any person or entity on a US Government restricted parties list, require a prir written export license from the US Bureau of Export Administration, US State Department and/or the Office of Foreign Assets Controls. These commodities may still require such an US export license when incorporated into another product.

6. USE AND MAINTENANCE

a. Lessee will use each Engine only on N705BL a commercial transport aircraft owned and operated by Lessee. Engines shall be operated in a safe manner, and in accordance with the FAA, manufacturer's recommended operating procedures and manuals and instructions in effect from time to time and only in those countries for which the insurance required under herein is effective. Lessee shall not use the Engines on non-revenue service, except with the prior written approval of Lessor, however operational ferry flights and positioning flights shall be allowed so long as they are not training flights.

b. During a Lease Term, Lessee will repair and maintain the Engine in accordance with application requirements of the Federal Aviation Administration, the requirements and recommendations of manufacturers of the Engines, and any special instructions of the Lessor, provided that any special instructions will not cause Lessee to bear any additional expense for any Engine lease hereunder.

c. Lessee shall at all times protect and maintain the Engine in licensed serviceable condition, in accordance with the manufacturer's standards and specifications including:

(1) Lessee at its expense shall accomplish all flight line inspections and maintenance necessary on the Engine, components, appliances, parts and other items of equipment installed thereon.

(2) Lessee at its expense shall accomplish all inspections, maintenance, repair and overhaul necessary on the Engine, components, appliances, parts and other items of equipment installed thereon.

(3) Lessee at its expense shall accomplish all Airworthiness Directives (A.D.s) issued during the term of the Lease which have a mandatory compliance date prior to return of the Engine to Lessor or any other Airworthiness Directives coming due during the term of the Lease.

(4) All inspections, maintenance, repair and/or overhaul other than flight line maintenance shall be accomplished by a LESSOR-approved FAA maintenance facility and in accordance with FAA regulations and be returned to service in accordance with Title 14, Code of Federal Regulations, Part 43. Lessee shall bear the costs of and all transportation charges to and from such facility in connection therewith.

(5) Lessee shall be responsible for line maintenance repairs; on-wing repairs; and any repairs and/or maintenance required to return an Engine to serviceable condition when the unserviceable condition resulted from an Abnormal Failure (where "Abnormal Failure" is defined as any unserviceable Engine condition that results in whole or part from foreign object damage abuse, misuse or negligent management or use or operational use of the Engine during the Lease). Lessee shall immediately notify Lessor of the Abnormal Failure and Lessee shall obtain Lessor's prior written approval (which approval shall not be unreasonably withheld) for the proposed Engine repair workscope. Daily Rent obligations shall continue unabated during such time as the Engine is being repaired by Lessee due to an Abnormal Failure.

(6) Lessee shall not be responsible for repairs to return an Engine to serviceable condition when the unserviceable condition resulted from Normal Wear and Tear (where "Normal Wear a Tear" is defined as unserviceable Engine condition that is an internal failure due to pre-existing condition of engine prior to Lease). Lessee will advise Lessor and obtain Lessor's approval before commencing any repairs to the Engine for which Lessor is responsible. If, during a Lease Term, an Engine becomes unserviceable due to Normal Wear and Tear, (i) Lessee sh immediately notify Lessor of the unserviceable condition, and (ii) unless otherwise agreed by Les and Lessee, Lessee shall promptly return the Engine to Lessor in accordance to provisions herein

d. Any replacement parts furnished by Lessee (in consideration of Lessee's above-stated Engine repair obligations) will be free and clear of liens and of equal or better Part Number and modification status than the part replaced. All such replacement parts must have been last serviced by FAA-approved repair facility and have attached thereto an 8130 return to service tag, and such parts will become the property of Lessor immediately upon installation on an Engine. All replaced unserviceable parts will become the property of Lessee immediately upon replacement. When such occurrence occurs, Lessee shall provide Lessor with On and Off log showing part number /serial number removed and the part number/serial number replaced by.

7. RECORDS

a. Lessee will maintain complete and accurate records in English for all Engines and will provide them to Lessor on request. All such records will be deemed as part of the Engines at the time generated. Within two (2) Business Days after each calendar month of the Lease, Lessee will report to Less in writing, the hours and cycles of operation of the aircraft on which the Engines are installed, any maintenance occurrences, a parts on and off log and any occurrences of EGT exceeding manufacturers limits and a copy of the engine condition monitoring program data. Upon redelivered of the Engines to Lessor, Lessee will report to Lessor, in writing, the usage during the then-current calendar month, as well as the total hours and cycles operated during the entire Lease Term. The report provided at redelivery shall be issued on the operator's letterhead and shall be signed by an authorized representative of the operator.

b. Upon redelivery of the Engines to Lessor, Lessee will return all Engine records delivered to Less by Lessor, together with all Engine records generated by Lessee or maintenance facilities during the lease term.

c. With respect to any part installed by the Lessee during a Lease and not removed prior to the return of an Engine, the records returned to Lessor will include:

i. Part number, description, and serial number (if part is serialized); and

ii. Historical records, including but not limited to (a) serviceability status of the part installation; (b) for at time-controlled part, total time and cycles, time and cycles since overhaul as may be applicable, and total time and cycles of the Engine at the time of part installation; and (c) for a life-limited part, documentation tracing usage of the part since new.

8. MODIFICATIONS

Lessee will not make any modifications or alterations to any Engines without Lessor's prior written consent In the event modifications or alterations to the Engines are made with the Lessor's prior written consent Lessee shall nonetheless return the Engines to its originally delivered condition prior to redelivery of the Engines to Lessor at expiration or termination of the Lease, if Lessor requests that such action be taken.

9. TOTAL LOSS

In the event of actual or constructive total loss or destruction of any Engine or damage thereto beyond economic repair during a Lease Term, or the loss of possession of any Engine for more than thirty (30) days by reason of seizure, requisition, theft, disappearance, or otherwise, Lessee will immediately notify Les thereof. In the event of such loss, damage, or loss of possession, or if Lessee fails to redeliver the Engine accordance with the terms hereof (each referred to as an "Event of Loss"), Lessee will pay Lessor up demand the Agreed Value of such Engine as specified in Exhibit A, together with all other payments owing hereunder through the date of such payment of the Agreed Value; and the Lease will terminate up payment of all such amount; and, upon payment of such amount, title to the Engine will be transferred Lessee, subject to the rights of affected insurance companies.

10. NO ABATEMENT OR SET OFF

Unless otherwise expressly provided herein, Lessee will not be entitled to any abatement, reduction of or set off against rents or other payments due Lessor under any circumstances or for any reason whatsoever.

11. RELEASE AND INDEMNITY

a. LESSEE HEREBY RELEASES AND AGREES TO INDEMNIFY, DEFEND, AND HOLD LESSOR, ITS INDEMNITEE(S), SUBSIDIARIES AND THEIR RESPECTIVE DIRECTORS, OFFICERs, EMPLOYEES, AND AGENTS (COLLECTIVELY, "INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, SUITS, DAMAGES, AND LOSSES (INCLUDING WITHOUT LIMITATION ALL REASONABLE ATTORNEYS' FEES, COSTS, AND EXPENSES IN CONNECTION THEREWITH OR INCIDENT THERETO), FOR DEATHS OF OR INJURIES TO ANY PERSONS WHOMSOEVER (INCLUDING WITHOUT LIMITATION INDEMNIFIED PARTIES' EMPLOYEES), AND FOR LOSS OF OR DAMAGE TO OR DELAY IN THE DELIVERY OF ANY PROPERTY WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY AIRCRAFT ON WHICH ANY ENGINE MAY BE INSTALLED AND LOSS OF USE THEREOF (COLLECTIVELY, "LOSSES") IN ANY MANNER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE DELIVERY, LEASING, STORAGE, TRANSPORTING, INSTALLATION, OPERATION, MAINTENANCE, USE, DETACHMENT OR REDELIVERY OF ANY ENGINE WHILE UNDER LEASE, REGARDLESS OF NEGLIGENCE, ACTIVE, PASSIVE, OR ANY OTHER TYPE OF INDEMNIFIED PARTIES; EXCEPT THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO THE EXTENT THAT ANY SUCH LOSSES ARE CAUSED BY THE WILLFUL OR WANTON MISCONDUCT OF INDEMNIFIED PARTIES.

b. IN NO EVENT WILL LESSOR BE LIABLE FOR ANY REASON FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, SUCH AS LOST REVENUES, LOST PROFITS, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

12. LIMITED WARRANTY; DISCLAIMER

a. Lessor warrants that either (i) it will have good title to the Engines at the time of delivery to Lessee or (ii) if Lessor is not the owner of the Engines, Lessor has been authorized by the owner of the Engines (the "Owner") to lease the Engines to Lessee and to perform as Lessor hereunder.

b. The Engines are leased and accepted by Lessee in "AS IS" condition and with all faults accepted Lessor makes no warranties whatsoever with respect to any Engine, express or implied, except the warranty appearing in Section 12.a. above.

c. THE WARRANTIES SET FORTH IN THIS SECTION 12 AND THE OBLIGATIONS AND LIABILITIES OF LESSOR THEREUNDER, ARE EXPRESSLY IN LIEU OF AND LESSEE HERE WAIVES AND RELEASES LESSOR FROM ANY AND ALL OTHER WARRANTIES, AGREEMENTS, GUARANTEES, CONDITIONS, DUTIES, OBLIGATIONS, REMEDIES OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR INTENDED USE, WITH RESPECT TO ANY ENGINE LEASED HEREUNDER OR LESSOR'S PERFORMANCE HEREUNDER. NO AGREEMENT OR UNDERSTANDING VARYING, ALTERING, OR EXTENDING LESSOR'S LIABILITY WILL BE BINDING ON LESSOR UNLESS WRITING AND SIGNED BY LESSEE'S AND LESSOR'S DULY AUTHORIZED OFFICER OR REPRESENTATIVE.

d. Upon Lessee's request and provided that Lessee is not in default under this Agreement, Lessor reasonably assist Lessee in processing claims and enforcing rights of Lessor arising under a existing manufacturer's or overhaul agency warranties for any Engine leased hereunder; provided always that Lessee will indemnify Lessor for any reasonable costs and expenses incurred Lessor in connection therewith. With respect to any such warranties, it is understood that, except as specifically provided in this Section 12.d., Lessor will have no further liabilities to Lessee.

13. FORCE MAJEURE

Lessor will not be liable for failure to perform or any delays in performance hereunder due to acts of G the public enemy, war or warlike operations, failure of suppliers to timely deliver or other inability to secure parts or material, insurrection or riots, floods, explosions, fires, earthquakes, any governmental act, failure transportation, strikes or other labor disputes, acts or omissions of Lessee or any other cause beyond Lessor's control.

14. INSURANCE

a. Lessee will procure and maintain in full force and effect during Lease Term and shall p;;y premiums for, policies of insurance of the type and in the minimum amounts stated below and w companies acceptable to Lessor and under terms reasonably satisfactory to Lessor:

i. Comprehensive Airline Liability Insurance including premises, passengers, autos on airport premises, personal injury, war risk and allied perils, contractual, and cargo liability with aggregate limit of not less than the Liability Limit stated in the Lease, naming Indemnify Parties (as defined in Section 11.a. herein) as additional insureds.

ii. Aircraft Hull Insurance covering all risks of loss or damage, while on the ground or in flight to the Engine in a minimum amount not less than the Agreed Value stated in Exhibit A each Engine. Such policy will include Lessor as loss payee as its interest may appear. The Agreed Value of the Engine will be in addition to the insured value of any Aircraft to which it is attached.

iii. Aircraft Hull War Risk, Hijack and Confiscation (including government of registry) Insurance covering the Engine in a minimum amount not less than the Agreed Value stated in Exhibit A for each Engine. Such policy will include Lessor as loss payee as its interests may appear. The Agreed Value of the Engine will be in addition to the insured value of a aircraft to which it is attached.

iv. All Risk Spares Insurance, including War Risk and Allied Perils (including confiscation any government) and in transit coverage, on the Engine covering any damage which m occur while in Lessee's care, custody, and control but not then attached to an aircraft in minimum amount not less than the Agreed Value stated in Exhibit A. Such policy include Lessor as loss payee as its interests may appear.

b. Liability policies will include the following special provisions:

i. Contractual liability specifically covering obligations assumed by Lessee in Section above.

ii. War Risk exclusion write-back with third party coverage at full policy limits. iii. Breach of Warranty provision as respects the Lessor.

iv. Primary Without Right of Contribution Clause.

v. 30-day advance written notice of cancellation or adverse material change (based on t date of delivery of the notice to Lessor).

vi. Severability of Interest clause.

vii. Premium setoff/counterclaim clause.

c. Hull, Hull War Risk, and Spares policies will include the following special provisions:

i. Waiver of Subrogation.

ii. Breach of Warranty provision as respects the Lessor.

iii. 30-day advance written notice of cancellation or adverse material change except for 7 days for War Risk coverage (based on the date of delivery of the notice to Lessor).

iv. All losses will be adjusted with Lessor and Lessee. v. Aircraft Hull and War Risk policies shall contain the "50/50" clause. vi. Premium setoff/counterclaim clause.

d. Lessee will provide Lessor with certificates of insurance from insurers (and reinsurers, if applicable satisfactory to Lessor evidencing the above coverages. The certificates will identify the Lease date and the Engine by make, model, and serial number. Lessee will also direct its insurance broker to certify that an aircraft hull upon which the Engine is mounted is insured in an amount to include t agreed value of the Engine.

15. TITLE TO ENGINES

Title to Engines will remain vested in Lessor (or the Owner, if Lessor is not the owner of the Engine) at all times. Lessee will not permit any lien, claim, mortgage, or encumbrance ("Liens") except those Liens arising by or through Lessor (or Owner) to attach to any Engine. Lessee will indemnify Lessor and Owner for any damages suffered by Lessor or Owner, including costs and expenses incident thereto, occurring as a result of any such Liens. Lessee's rights will be solely those of a lessee and nothing contained herein is intended or will be interpreted as granting to Lessee any other right, title, or interest in or to any Engine, whether legal or equitable. Lessor will affix a placard to each Engine and Lessee will assure the placard remains attached to the Engine during the Lease Term, such placard to read as follows:

"THIS ENGINE IS OWNED BY LOGISTIC AIR, INC., 564 WEDGE LANE, FERNLEY NEVADA 8940 (925) 465- 0400." or alternate language if Lessor is not the owner of the Engine.

Lessee shall not incur any mechanic's, possessory or other liens or any encumbrances in connection w the repair, maintenance or storage of the Engines that remains unpaid and unreleased for 15 days aft completion of the work, which would prevent Lessee from obtaining possession of the Engine jeopardizes LESSOR's interest in the Engines.

16. TAXES

The charges set forth herein, including the Hourly Rent, Daily Rent, and Cycle Ratio Usage, do not include the amount of any duties, charges, imposts, or sate, use, excise, transfer, gross receipts, or any other tax or charges which may be imposed by any governmental jurisdiction in connection with the lease of a Engines. Lessee will indemnify, defend, and hold Lessor harmless from and against any and all taxes whatsoever kind or nature, including costs or expenses incurred in connection therewith, which may assessed against, chargeable to, or collectible from either Lessee or Lessor by any taxing authority, foreign federal, state, or local, and which are based upon, levied, or assessed with respect to the tease of a Engine or the operation, possession, or use of such Engine white under any Lease, however aforementioned is not applicable to taxes levied on the net income of Lessor in the United States America. Upon demand of any governmental authority for payment of any such tax or charge, Lessor immediately notify Lessee and Lessee will pay the same; provided, however, that in the event that Lessor required to pay the same, Lessor will invoice Lessee for the amount of such tax or charge paid by it and Lessee will immediately reimburse Lessor for such amount.

17. SUBLEASES ASSIGNMENT

a. Lessor shall have the right to assign any Engine Lease, and Lessee shalt execute such reasonable documents as are necessary to effectuate such assignment. Further, Lessee shall cause its Lea related insurance certificates to be promptly revised to appropriately name any assignees, lenders or other parties having an interest in the Lease as additional insureds and/or toss payees, as such parties have been made known to Lessee by Lessor.

b. Lessee will not assign this Agreement or any Lease in whole or in part, sublease any Engine otherwise relinquish possession thereof to anyone other than Lessor for any purpose except w the prior written consent of Lessor; and any such attempted assignment or sublease will be null a void. If a sublease is authorized by Lessor, (i) the sublease shall be subject and subordinate in respects to the terms of the Lease, and (ii) Lessee shall at all times remain liable for performance of its obligations under the Lease.

18. RETURN OF ENGINES

a. Lessee will perform or cause to be performed at Lessees cost all requirements of this Section 1 the satisfaction of the Lessor. On each Engine immediately prior to its return to Lessor, a (compressor and turbine section) video borescope inspection and a full test cell run or Max Po Assurance Run as described below:

Manufacturer	Engine Model	Test Number	Manual Reference
Pratt & Whitney	JT9D	20	Engine Manual

The borescope inspection and test cell run or Max Power Assurance Run shall be performed by a repair facility acceptable to Lessor; and Lessee shall obtain Lessor's prior written approval for said repair facility. Lessee will provide Lessor with at least 5 Business Days advance written notice of such Engine inspection and test, so that Lessor may have the opportunity to witness same. If the boroscope inspection or test cell run identifies any Engine defect. Lessee will immediately notify the Lessor of the finding and will take corrective action per the request of Lessor.

b. Upon expiration of the Lease Term or other valid termination of a Lease, Lessee will return t leased Engine to the redelivery location as specified in exhibit A

c. In addition to any other requirements of this Agreement, upon return of the Engines to Less each Engine will be accompanied by the following documentation:

i. Either an FAA 8130-3 Form, or a EASA Form 1 with FAA dual return service release tag

ii. An FAA Form 337 or an equivalent acceptable to Lessor, in Lessor's sole discretion applicable, based on repairs that may have been performed on the Engine during t Lease);

iii. A Signed Non-Incident Statement, in the form of Exhibit C, on Lessee Letterhead;

iv. A Signed Engine life-limited parts summary and a summary disk sheet, showing the l remaining at redelivery for each life-limited part;

v. A Signed updated AD/SB report, describing the Engine status at redelivery;

vi. A signed Times and Cycles report for all activity of the engine covering the duration of t lease period with backup copy of aircraft flight logs showing engine use;

vii. Component list of all parts installed during lease term; and

viii. All technical records generated for the Engine during the Lease and all 8130 tags of a parts or components installed during the lease period.

d. Prior to returning the Engine to Lessor, Lessee will prepare each Engine for shipment by (i) capping and plugging all openings of the Engine; (ii) preserving the Engine for storage for more than nine (90) days (that is, Pratt & Whitney "Level 4", Subtask 72-00-00-620-053 for an "operable engine (iii) completely covering the Engine with a tarpaulin; and (iv) otherwise preparing the Engine shipment in accordance with the manufacturer's specifications/recommendations. Any trucks us for shipment of the Engine will be equipped with air ride or air cushion trailers. On any given shipment, such truck will be dedicated to Engines belonging solely to Lessor; except that addition items may be transported on the truck, provided that (a) the Engine may be off-loaded at t redelivery location without disturbing any of the additional items and (b) Lessor will not handle reposition any of the additional items on the truck.

e. The engine shall be re-delivered to Lessor with all Airworthiness directives having equal or greater time remaining as at the time of delivery to Lessee, there shall be copy of dirty finger of each accomplished during the lease term provided to Lessor at re-delivery, the engine shall be in go operating condition and in a serviceable condition as specified by original manufacturer's standard for serviceable engine.

f. Notwithstanding anything to the contrary in the Agreement, if Engine parts shortages ("Miss Parts") are identified at redelivery of the Engine to Lessor and Lessee does not cause the Miss Parts to be replaced within five (5) Business Days after Lessor notifies Lessee of the Missing Pa Lessor may, at its option, replace the Missing Parts at Lessee's sole expense. Lessee shall p Lessor for Lessor's cost to replace the Missing Parts immediately upon receipt of Lessor's invoice for same.

g. In the event LESSEE does not return the Engine to LESSOR in the condition required hereunder upon the expiration or cancellation of the Lease Term, the rental obligations of LESSEE under t Lease shall continue until the Engine is returned to the Return Location per the Return Condition requirements under this Agreement.

h. Lessor will deliver to Lessee a receipt for redelivery of the Engines substantially in the form of Exhibit D, duly executed by an authorized representative of Lessor upon Lessor's acceptance of the condition of the Engine at redelivery to Lessor.

19. TERMINATION AND ADDITIONAL ASSURANCES

a. Any of the following events shall constitute an event of default under a Lease ("Event of Default"): i. Lessee shall fail to make any payment of Rent or other payments due under the Lease; or

ii. Lessee shall fail to observe or perform any of the covenants or agreements of Lessee forth in Sections 4, 6, 14, 17 or 18 hereof; or

iii. Lessee shall fail to perform or observe any other covenant, condition, or agreement to performed or observed by it under this Agreement, or in any agreement or certificate furnished to Lessor in connection herewith, and such failure shall continue unremedied f five (5) days after written notice to Lessee by Lessor specifying such failure and demanding the same to be remedied; or

iv. A default by Lessee or its affiliates or subsidiaries under any agreement between Less and Lessee (or between any of their respective affiliates or subsidiaries); or

iv. Lessee shall become insolvent or make an assignment for the benefit of creditors or consent to the appointment of a trustee or receiver; or a trustee or a receiver shall be appointed for Lessee or for a substantial part of its property without its consent and shall not be dismissed for a period of 60 days; or any petition for the relief, reorganization or arrangement of Lessee, or any other petition in bankruptcy or for the liquidation, insolvency or dissolution of Lessee shall be filed by or against Lessee and, if filed against Less shall be consented to or be pending and not dismissed for a period of 60 days, or an or for relief under any bankruptcy or insolvency law shall be entered by any court or governmental authority of competent jurisdiction with respect to Lessee; or any execution or writ or process shall be issued under any action or proceeding against Lessee where any of the Engines may be taken or restrained; or Lessee's corporate existence sh cease; or Lessee shall (whether in one transaction or a series of transactions), with Lessor's prior written consent, sell, transfer, dispose of, pledge or otherwise encumber, or substantially all of its assets or property, or consolidate or merge with any other entity, or become the subject of, or engage in, a leveraged buy-out or any other form of corporate reorganization; or

v. Lessee ceases to be a certified air carrier within the meaning of the laws of the United States of America Federal Aviation Administration, Lessee ceases to hold any franchises, consents, approvals, orders or authorizations of which the failure to hold prevents Lessee from engaging in its commercial air transportation operations.

If an Event of Default has occurred, Lessor may repossess the Engines with or without terminating the Lease, or terminate this Lease immediately upon written notice and take such other action as may be permitted by this Agreement or applicable law. The right of each party to require strict performance of any obligations hereunder will not be affected in any way by any previous waiver, forbearance, or course of dealing.

b. If Lessee becomes insolvent; if Lessor has evidence that Lessee is not paying its bills when due without just cause; if a receiver of Lessee's assets is appointed; if Lessee takes any step leading to its cessation as a going concern; if Lessee either ceases or suspends operations for reasons other than a strike; then Lessee will forthwith give adequate assurance of the future performance of this Agreement and all Leases by establishing an irrevocable letter of credit -- issued by a bank and on terms and conditions acceptable to Lessor, and in an amount sufficient to cover all amounts potentially due from Lessee under this Lease- that may be drawn upon by Lessor if Lessee does not fulfill its obligations under this Agreement in a timely manner. If Lessee does not provide the letter of credit or such other security reasonably acceptable to Lessor within twenty-four (24) hours of the happening of any such event, this Lease will be terminated as of the happening of such event.

c. Notwithstanding any provisions in this Agreement to the contrary, Lessor may terminate this Lease for its convenience at any time upon One Hundred Twenty (120) days prior notice to Lessee. No liability will be imposed on Lessor as a result of any such termination.

d. Upon the occurrence of any event of default, Lessor may demand that Lessee, and Lessee sh upon the written demand of Lessor and at Lessee's expense, immediately return the Engines Lessor in the manner and condition required by this Lease as if the Engine were being returned at the end of the term hereof with respect to the Engines.

20. REPOSSESSION OF ENGINES

a. In the event of any failure of Lessee to redeliver any leased .Engine to Lessor at the time required under, or in exercise of Lessor's right to repossess the Engines under Section 19 above, Lessor may, without notice to Lessee, in addition to the exercise of any remedies available under law, enter upon the premises where such Engines are located and take immediate possession of and remove such Engines, without liability to Lessee for or by reason of such entry or taking possession, whether for the restoration of damage to property caused by such taking or otherwise, and through execution of this Agreement Lessee irrevocably consents to such action.

b. To the extent permitted by law, Lessee hereby agrees that, in the event an order for relief is entered against it in a proceeding under Title 11 of the United States Code or under a similar statute in a foreign jurisdiction or any superseding statutes of any of the foregoing, Section 1110 of Title 11 of the United States Code or a similar statute in a foreign jurisdiction, as amended from time to time, shall be applicable and Lessor will have the right to take possession of the Engines in compliance with the provisions of this Agreement. Lessee further agrees that neither it nor any successor will take a contrary position in any bankruptcy proceedings, nor will it take any action to interfere with Lessor's rights under such Section.

21. NOTICES

All notices or requests given in connection with this GTA or any Lease will be given in writing and sent prepaid by certified mail return receipt requested, telegram, teletype, telex, cable, facsimile transmission, electronic mail to the addresses listed below unless either party notifies the other party of a different address.

For Lessor:
Logistic Air, Inc.
564 Wedge Lane
Fernley, Nevada 89408
Attn: Vandi Cooyar
Fax: 925-476-1461
Email: vandi@logisticair.com

>

For Lessee:
Baltia Airlines, Inc.
JFK International Airport, Terminal4
Room 262.089, Jamaica, NY 11430
Attn: Igor Dmitrowsky
Fax: 718-244-8882
Email: lgor.Dmitrowsky@baltia.com

22. RECORDING

Lessor intends to record all Leases with the following agencies:

(i) Department of Transportation, Federal Aviation Administration, FAA Engine Registry, Oklahoma City, Oklahoma and the International Registry (as established pursuant to the terms of the Cape Town Convention);

(ii) If Lessee is not already registered with the International Registry, Lessee will register itself with the International Registry. Further, Lessee will execute such documents and take such steps as may be reasonably requested by Lessor and will otherwise cooperate with Lessor as Lessor may reasonably direct, to effectuate the recordation undertaken by Lessor. Upon the termination of the Lease for any reason whatsoever, each of the parties will execute and deliver to the other par promptly such documents and/or take such actions as the other party may reasonably request order to file a termination of this Lease with the FAA, other applicable government agencies, and/or the International Registry.

23. BROKERS/FINDERS

Each Party agrees to indemnify the other against all claims, suits, damages, costs, and expenses (including but not limited to, reasonable attorney's fees) asserted by any broker, agent, finder, or other third party f any commission, fee, or compensation of any nature whatsoever which in any way may result from, pertain to or arise in any manner out of, or are in any manner related to, the lease of the Engines as contemplated hereunder or the making of this Agreement (a "Broker Claim"), if such Broker Claim arises out of any action or alleged action by the indemnifying Party, its officers, directors, shareholders, agents, employees or successors and assigns.

24. APPLICABLE LAW

This Agreement will be deemed to have been entered into and performed in the State of Nevada and will construed in accordance with the laws of Nevada.

Lessee hereby consents to service of process or any other paper upon it by certified or registered m return receipt requested, or by recognized courier service (FedEx, UPS, DHL, etc.) at its address first set forth above and agrees that such service shall be deemed good, proper and effective service upon it in a legal action, suit or proceeding and shall, to the fullest extent permitted by law. Any party may also serve any other party to this Lease by any method recognized by the court where the action is brought.

THE LESSEE AND THE LESSOR HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

25. JURISDICTION AND VENUE

This Agreement and all documents and instruments executed pursuant hereto will in all respects be governed by, and construed in accordance with, the laws of Nevada (including all matters of construction, validity, and performance), exclusive of any choice of law or rule or any other jurisdiction, which would cause any matter to be referred to the law of any jurisdiction other than the State of Nevada. Lessee hereby irrevocably consents that any legal action or proceeding against it or any of its assets with respect to the Agreement may be brought in any jurisdiction where Lessee or any of its assets may be found, in any state court of the State of Nevada, or in any federal court of the United States of America located in the State of Nevada, as Lessor may elect, and by execution and delivery of this Agreement Lessee hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Lessee hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid to Lessee at its address set forth in this Agreement The foregoing, however, will not limit the rights of Lessor to serve process in any other manner permitted by law or to bring any legal action or proceeding or to obtain execution of judgment in any jurisdiction. Lessee further agrees that final judgment against Lessee in any action or proceeding in connection with this Agreement will be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of Lessee's indebtedness. Lessee hereby irrevocably waives, to the fullest extent permitted by law, any objection which Lessee may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in Nevada, and hereby further irrevocably waives any claim that any such suit, action, or proceeding brought in Nevada has been brought in an inconvenient forum.

26. CONFIDENTIALITY

The Lease hereunder and all information contained in this Agreement are confidential and proprietary to Lessor and are solely for the internal use of the parties hereto. Disclosure to third parties is prohibited, except as otherwise stated in this Agreement, as required by law or order of a governmental authority, or as required to enforce the terms of the Lease hereunder.

27. FINANCIAL INFORMATION

Lessee agrees to furnish to Lessor, within 7 days after Lessor's written request for same, such documents as Lessor may request to enable Lessor to understand Lessee's then-current financial condition, including financial statements and credit reports.

28. MISCELLANEOUS

a. This Agreement contains the entire understanding of the parties with respect to such Lease and no warranties, representations or undertakings have been made by either party except as expressly set forth in this Agreement entered into hereunder. Any previous or contemporaneous oral or written communications, representations, agreements or understandings between Lessor and Lessee relating to this Lease thereunder are no longer of any force and effect and are superseded and replaced in their entirety by the provisions of this Lease Agreement.

b. This Lease has been negotiated between the parties, each party having had the benefit of legal counsel. The construction or interpretation of any clause or provision of this Lease will not be construed or resolved against lessor solely because Lessor drafted any such clause or provision or otherwise prepared or caused the Lease documents to be drafted.

c. This Agreement may not be amended in whole or in part orally, but only by an express instrument in writing signed by the parties hereto.

d. This Agreement will be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties.

e. This Agreement may be executed in counterparts. Such counterpart documents, when taken together, will constitute one and the same instrument. A facsimile signature on any counterpart will be deemed an original for all purposes.

f. The terms contained in this Agreement that, by their nature, continue after termination or expiration thereof or redelivery of the Engines to Lessor will survive such termination, expiration, or redelivery and continue in full force and effect.

g. The remedies afforded a non-breaching party are cumulative and in addition to all other rights in law, equity or otherwise.

h. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover its reasonable and actual attorney's fees from the losing party.

i. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Lease Agreement the day and year first above written.

LESSOR | LESSEE

LOGISTIC AIR, Inc. | BALTIA AIRLINES, INC.

Name: Vandi Cooyar | Name: Igor Dmitrowsky

Title: Vice-President | Title: President

Date: January 15,2010 | Date: January 14,2010

EXHIBIT A TO AIRCRAFT ENGINE LEASE AGREEMENT

LOGISTIC AIR, INC. ("Lessor'')

and

BALTIA AIRLINES, INC. ("Lessee")

Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Engines described in ARTIC IV herein, subject to the terms and provisions of this Lease Agreement. This Lease is entered into pursuant to the Lease Agreement dated January 15, 2010, (the "Agreement or Lease") between Lessor and Less Capitalized terms used herein but not defined shall have the same meaning as in the Lease Agreement. the event of any conflict in terms between the Agreement and this Exhibit, the terms of this Lease shall prevail.

The term of this Lease will be for a period of 2 years, commencing on the Lease Term Commencement d as stated in the Lease Agreement.

The Engines will be delivered to Lessee in Roswell, New Mexico for transport to Marana Arizona Lessee's cost (the "Delivery Location"); and upon termination of the Lease, the Engines will be redeliver to Lessor by Lessee in Tucson Arizona (the "Redelivery Location").

. TYPE OF ENGINE:

Make	Model	Configuration	Engine Serial No.	Total Time Since New	Total Cycles Since New	Loaned Engine Stand S/N
Pratt & Whitney	JT9D-7A	Full QEC	662288	83,814:13	17,330	ES0131
Pratt & Whitney	JT9D-7A	FuiiQEC	663073	84,558:11	18,155	ES0280
Pratt & Whitney	JT9D-7A	Full QEC	685609	79,858:12	31,134	0190
Pratt & Whitney	JT9D-7A	Full QEC	686089	68,505:20	18,188	0306

V. INSPECTION PERIOD: 24 hours after the Delivery Date.

VI. ADDITIONAL TERMS AND CONDI!IQNS:

The following additional terms and conditions apply to the Aircraft Engine Lease Agreement for ESN's listed in ARTICLE IV of Exhibit A.

LEASE CHARGES:
Hourly Fee: Daily Rent:	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
Cycle Ratio Fee: Security Deposit:	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
Initial Payment:	Estimated Ferry roundtrip hours and estimated cycle ratio usage
AGREED VALUE:	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
Guaranteed Utilization:	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
AGREED VALUE:	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
LIABILITY LIMIT:	[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

IN WITNESS WHEREOF, the parties have executed this Lease on the date first above written.

LESSOR | LESSEE

LOGISTIC AIR, Inc. | BALTIA AIRLINES, INC.

Name: Vandi Cooyar | Name: Igor Dmitrowsky

Title: Vice-President | Title: President

EXHIBIT B to Engine Lease Agreement

ENGINE DELIVERY RECEIPT

FROM: Baltia Airlines, Inc.

TO: Logistic Air, Inc.

The undersigned hereby acknowledges that on this 4"' day of February, 2010, Logistic Air, Inc. (Lessor) did deliver to Baltia Airlines, Inc. (Lessee) those certain Pratt & Whitney JT9D-7A Engines having Manufacturer's Serial No. 662288, 663073, 685609 and 686089 and Engine Stand with Serial No. ES0131, ES0280, 0190 and 0306 at Evergreen Air Center, Marana Arizona. The undersigned does hereby further acknowledge that he/she has received and does hereby accept delivery of the aforesaid Engine and Engine Stand.

Signed this 4th day of February, 2010, at Evergreen Air Center Marana Arizona.

By: Rh/ : Name: Igor DmitrowSkY

Title: President